AMENDMENT NO. 2 TO THE

OPERATING EXPENSES LIMITATION AND SECURITY AGREEMENT

THIS AMENDMENT NO. 2 (the “Amendment”) dated September 9, 2025 to the OPERATING EXPENSES LIMITATION AND SECURITY AGREEMENT (the “Agreement”) dated as of December 7th, 2022, by and between TWO ROADS SHARED TRUST, a Delaware Statutory Trust (the “Trust”), on behalf of the HUNTER SMALL CAP VALUE FUND (the “Fund”), a series of the Trust, and the Adviser to the Fund, Hunter Perkins Capital Management, LLC d/b/a Hunter Capital Management (“Hunter Capital” or the “Adviser”).

RECITALS:

WHEREAS, Hunter Capital renders advice and services to the Fund pursuant to the terms and provisions of an Investment Management Agreement between the Trust and Hunter Capital dated as of the 7th day of December, 2022 (the “Advisory Agreement”); and

WHEREAS, Hunter Capital has agreed to limit the Fund’s Operating Expenses pursuant to the terms and provisions of the Reimbursement Agreement; and

WHEREAS, Hunter Capital and the Trust have agreed that the recoupment of previously reimbursed fees and expenses by Hunter Capital shall survive the termination of the Advisory Agreement;

NOW THEREFORE, in consideration of the covenants and mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1.                  Notwithstanding anything to the contrary in the Agreement, the provisions of Section 3 of the Agreement shall survive the termination of the Agreement, provided the Agreement automatically terminates because the Advisory Agreement for the Fund is terminated and the Fund continues to operate under the management of a new investment adviser, and that the new investment adviser of the Fund is an affiliated person of Hunter Capital, as such term is defined in the Investment Company Act of 1940, as amended. Hunter Capital may only recoup these expenses to the extent that the overall expenses of the Fund fall below the limits specified in the expense limitation agreement in effect, if any, between the new investment adviser and the Fund at the time such expenses are recouped and the expense limitation between Hunter Capital and the Fund at the time such amounts were waived or reimbursed.

2.                  Except to the extent amended and restated hereby, the Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as amended and restated hereby.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written:

TWO ROADS SHARED TRUST                                                                      HUNTER CAPITAL MANAGEMENT

On behalf of the Hunter Small Cap Value Fund

By: /s/ Timothy Burdick                                                                                        By: /s/ Alec Perkins

Name: Timothy Burdick                                                                                         Name: Alec Perkins

Title: Vice President and Secretary                                                                     Title: CEO

Appendix A

Fund	Operating Expense Limit	Effective Date
Hunter Small Cap Value Fund	0.90%	December 1, 2025